SECURITIES AND EXCHANGE COMMISSION
                    Washington,  D.C.  20549

                              _____


                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                       OCTOBER 29, 1998
        Date of Report (Date of earliest event reported)



                      STAFF BUILDERS, INC.
     (Exact name of Registrant as Specified in its Charter)



         DELAWARE                     0-11380            11-2650500
(State or other jurisdiction   (Commission File No.)    (IRS Employer
           of incorporation)                              Identification No.)


  1983 MARCUS AVENUE,  LAKE SUCCESS,  NEW YORK            11042
     (Address of Principal Executive Offices)          (Zip Code)


                               (516) 358-1000
           (Registrant's telephone number, including area code)


                                NOT APPLICABLE
  (Former Name or Former Address, if Changed Since Last Report) (Zip Code)

Item 5.   Other Events

          After receiving stockholder approval of the transaction at the Annual Meeting of Stockholders held on October 14, 1998, Staff Builders, Inc. (the "Company") issued a total of 4,269,820 shares of Class A Common Stock, $.01 par value per share, to Stephen Savitsky and David Savitsky in exchange for a total of 666 2/3 shares of Class A Preferred Stock, $1.00 par value per share, held by Messrs. Savitsky which represented all of the Company's issued and outstanding Class A Preferred Stock. Messrs. Savitsky also converted all of their 720,275 shares of Class B Common Stock, $.01 par value per share, into an equal number of shares of Class A Common Stock.

At the Annual Meeting of Stockholders, stockholders also approved the Company's 1998 Stock Option Plan under which options to purchase up to 2,000,000 shares of Class A Common Stock may be granted and the Company's 1998 Employee Stock Purchase Plan under which employees may purchase up to 1,000,000 shares of Class A Common Stock at a 10% discount through payroll deductions.

The Company has reported block purchases of approximately 3.3 million shares of common stock in three separate transactions occurring on October 15 and 16, 1998. In February of this year, the Company announced that its Board of Directors authorized a stock repurchase program pursuant to which the Company may buy back up to $10 million of its common stock. Since February, the Company has repurchased approximately 5.1 million shares of common stock.
The Company currently has 23,422,249 shares of Class A and Class B Common Stock outstanding.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   STAFF BUILDERS, INC.



Dated: October 29, 1998       by:    /s/ Dale R. Clift
                                   ------------------------
                                   Name:  Dale R. Clift
                                   Title: Executive Vice President
                                          Finance and
                                          Chief Financial Officer